                                                                    EXHIBIT 2.18











                                DATED 18 MAY 2001




                            LASON INTERNATIONAL, INC.

                            KONINKLIJKE PTT POST B.V.

                                       and

                            PROJECT HURRICANE LIMITED




                                    AGREEMENT

                        for the acquisition of the entire
                    issued share capital of Lason U.K., Ltd.









                       CLEARY, GOTTLIEB, STEEN & HAMILTON

                                City Place House,
                              55 Basinghall Street,
                                 London EC2V 5EH
                                    08777-003

                                TABLE OF CONTENTS


                                                                        Page


1.       INTERPRETATION....................................................
2.       SALE AND PURCHASE OF SHARES.......................................
3.       CONSIDERATION.....................................................
4.       COMPLETION........................................................
5.       WARRANTIES........................................................
6.       LIMITATION OF VENDOR'S LIABILITY..................................
7.       EARN-OUT..........................................................
8.       PURCHASER'S WARRANTIES............................................
9.       INTRA-GROUP DEBTS AND GUARANTEES..................................
10.      PURCHASER'S UNDERTAKINGS..........................................
11.      VENDOR'S COVENANTS................................................
12.      SHARE OPTION SCHEME...............................................
13.      ANNOUNCEMENTS.....................................................
14.      GUARANTEE.........................................................
15.      FURTHER ASSURANCE.................................................
16.      ASSIGNMENT........................................................
17.      VARIATION.........................................................
18.      WAIVER............................................................
19.      INVALIDITY........................................................
20.      CONTINUANCE AFTER COMPLETION......................................
21.      ENTIRE AGREEMENT..................................................
22.      TIME OF THE ESSENCE...............................................
23.      COSTS.............................................................
24.      PAYMENTS..........................................................
25.      THIRD PARTY RIGHTS................................................
26.      NOTICES...........................................................
27.      PROCESS AGENT.....................................................
28.      COUNTERPARTS......................................................
29.      GOVERNING LAW AND JURISDICTION....................................

THIS AGREEMENT is made on 18 May 2001

BETWEEN:-

(1) LASON INTERNATIONAL, INC., a company incorporated in Delaware, whose principal place of business is at 1305 Stephenson Highway, Troy, Michigan 48083, U.S.A. (the "VENDOR");

(2) KONINKLIJKE PTT POST B.V., a company incorporated in the Netherlands whose registered office is at Prinses Beatrixlaan 23,2595 AK, The Hague, the Netherlands ("THE GUARANTOR"); and

(3) PROJECT HURRICANE LIMITED a company incorporated in England and Wales with registered number 4165730 whose registered office is at P.O. Box 99, Railway Street, Ramsbottom, Bury, Lancashire BL0 9AL (the "PURCHASER").

WHEREAS:-

(A) Lason U.K., Ltd. (the "COMPANY") is a company incorporated in England and Wales with registered number 3801631, whose registered office is at 47-58 Bastwick Street, London EC1V 3PS. At the date of this Agreement, the Company has an authorised share capital of (pound sterling) 37,587,321 divided into 37,587,321 Ordinary Shares of which 37,587,321 Ordinary Shares have been allotted and issued and are fully paid or credited as fully paid. Further particulars of the Company are set out in Schedule 1.

(B) The Vendor is the beneficial owner and registered holder of all of the Shares.

(C) The Vendor has agreed to sell and the Purchaser has agreed to purchase the Shares upon and subject to the terms and conditions of this Agreement.

1.       INTERPRETATION

1.1 In this Agreement, the following words and expressions have the meanings set opposite them:-


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         "Accounts"        the audited (or, in the case of MR Services Limited
                           unaudited) balance sheet as at the Balance Sheet Date and the audited (or, in the case of MR Services Limited unaudited) profit and loss account for the accounting reference period ended on the Balance Sheet Date of the Company and of each of Lason Information Management Limited, MR Digital Capture Services Limited, Lason Limited, MR Microrite Systems Limited and MR Services Limited (including, in the case of the Company, the audited consolidated balance sheet as at that date and the audited consolidated profit and loss account for that period) and the notes, reports, statements and other documents which are required by law to be, or are otherwise, annexed to the same and copies of which are attached to the Disclosure Letter;

         "Act"             Companies Act 1985;

         "Affiliate"       any holding company or subsidiary undertaking of any
                           company or any subsidiary undertaking of any such holding company. For the avoidance of doubt, in respect of the Purchaser, "AFFILIATE" shall include the Company and its Subsidiaries as from Completion;

         "Agreed Rate"     LIBOR plus 2.25 per cent;

         "Agreement"       this Agreement including its recitals and Schedules
                           but excluding the Tax Deed;

         "Assurance"       has the meaning set forth in Clause 21.2;

         "Balance Sheet    December 31, 2000;
         Date"

         "Bank Release"    the consent and release in the agreed terms from Bank
                           One, Michigan, as agent for the lenders under the Third Amended and Restated Credit Agreement dated as of August 16, 1999 (as amended) between Lason, Inc., the other borrowers party thereto, the lenders party thereto and Bank One, Michigan;

         "Business Day"    any day (excluding a Saturday or Sunday) when
                           commercial banks are open for business in London;

         "Company IT       the material agreements between the Company or any of
         Agreements"       the Subsidiaries and third parties relating to the
                           use, development, maintenance, support, security arrangements and management of the Company IT System;

         "Company IT       the system comprising any and all Hardware and/or
         System"           Software owned or used by the Company or any of the
                           Subsidiaries;
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         "Completion"      completion of the sale and purchase of the Shares
                           pursuant to Clause 4 of this Agreement;

         "Consideration"   has the meaning set forth in Clause 3.1;

         "Contracts Act"   has the meaning set forth in Clause 25;

         "Data Protection  means all statutes, enacting instruments, common law,
         Legislation"      regulations, directives, and the like (whether in the
                           United Kingdom, the European Union or elsewhere) concerning the protection and/or processing of personal data;

         "Directors"       the directors of the Company and/or (as the case may
                           be) the directors of each of the Subsidiaries, whose names and addresses are set out in Schedule 1 and
                           Schedule 2 respectively;

         "Disclosure       the letter in the agreed terms and of even date with
         Letter"           this Agreement from the Vendor to the Purchaser,
                           together with the bundle of documents annexed thereto;

         "Earn-Out         the accounts referred to in Clause 7.2, prepared in
         Accounts"         accordance with the provisions of Schedule 7;

         "EBIT"            has the meaning set forth in Clause 7.3;

         "EC Treaty"       the Treaty establishing the European Community, as
                           amended by the Treaty of Amsterdam;

        "EMU Compliant"    (a)      any functions (including the input,
                                    processing and presentation of financial
                                    data) currently performed by the Company IT
                                    System are capable of being performed both in any existing currency and in any European single currency which may be introduced in connection with the European Economic and Monetary Union;

                           (b) the Company IT System enables compliance with applicable legal requirements enacted at the date of this Agreement (irrespective of the time from which such requirements come into force) which are applicable to any such new currency (including without limitation, Council Regulation (EC) No. 1103/97); and

                           (c)      the Company IT System is capable of
                                    displaying the symbols and codes adopted in relation to any such new currency.

         "Encumbrance"     any mortgage, charge (whether legal or equitable and
                           whether fixed or floating), security, lien, pledge, option, right to acquire, right of pre-emption, right of set-off, equity, assignment, hypothecation, title retention, claim, restriction or power of sale;


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         "Financial        the twelve months to 31 December 2001;
         Period"

         "Group"           together the Company and the Subsidiaries;

         "Hardware"        any and all computer, telecommunications and network
                           equipment;

         "ICTA"            the Income and Corporation Taxes Act 1988;

         "Initial          has the meaning set forth in Clause 3.1;
         Consideration"

         "Intellectual     (whether or not any of the following is registered
         Property"         and including applications for registration and the
                           right to apply for registration of any such thing, and further including all rights or forms of protection of a similar nature or having equivalent or similar effect to any of the following which may subsist anywhere in the world) rights in designs, copyrights, database rights and topography rights, trade marks and service marks and trade or business names and patents;

         "Know-how"        trade secrets and confidential business information
                           (including details of supply arrangements, customer lists and pricing policy), sales targets, sales statistics, market share statistics, marketing surveys and reports, marketing research, unpatented technical and other information (including inventions, discoveries, processes and procedures, ideas, concepts, formulae, specifications, procedures for experiments and tests and results of experimentation and testing) and information comprised in Software (as such term is defined in this Clause 1.1), together with all common law or statutory rights protecting the same including by any action for breach of confidence and any similar or analogous rights to any of the foregoing whether arising or granted under the law of England or any other jurisdiction;

         "Lason Debt"      the intra-group debt of (pound sterling) 7,046,250
                           owed by Lason, Inc. to Lason Information Management,
                           Limited;

         "Lason Marks"     has the meaning set forth in Clause 10.1;

         "LIBOR" the three month interbank rate at which sterling deposits are offered in the London market as derived from the Financial Times;

         "Ordinary Shares" ordinary shares of (pound sterling) 1 each in the capital of the Company;

         "Planning Acts"   means the Town and Country Planning Act 1990, the
                           Planning Listed Buildings and Conservation Areas Act
                           1990, the Planning Hazardous Substances Act 1990, the
                           Planning Consequential Provisions Act 1990 and the
                           Planning and Compensation Act 1991;

         "Properties"      the leasehold properties, brief particulars of which
                           are set out in Schedule 5;

         "Purchaser's      KPMG;
         Auditors"

         "Purchaser's      Allen & Overy of One New Change, London, EC4M 9QQ;
         Solicitors"

         "Purchaser's      the warranties set out in Schedule 4;
         Warranties"

         "Shares" the 37,587,321 Ordinary Shares to be acquired by the Purchaser from the Vendor upon and subject to the terms and conditions of this Agreement, which Ordinary Shares constitute the entire issued share capital of the Company;

         "so far as the    so far as within the actual knowledge at the date
         Vendor is aware"  hereof of the Vendor, after  reasonable enquiry of the persons whose names are set out below in this definition:-

                           Mark Hooper;
                           Patrick O'Connor;
                           Ronald Risher;
                           William Brooks; and
                           Allen Nesbitt,

                           and all other phrases in this Agreement relating to the knowledge, information and belief or awareness of the Vendor shall be construed as a reference to "so far as the Vendor is aware" as so defined;

         "Software"        any and all computer programs in both source and
                           object code form, including all modules, routines and sub-routines thereof and all source and other preparatory materials relating thereto, including user requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals or other documentation relating thereto and computer generated works;

         "Subsidiaries"    the subsidiaries of the Company, brief particulars of
                           which are set out in Schedule 2;

         "Tax Deed"        the tax deed of even date herewith;

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         "Taxation         the Inland Revenue, Customs & Excise, Department of
         Authority"        Social Security and any other governmental or other
                           authority whatsoever competent to impose any Taxation whether in the United Kingdom or elsewhere;

         "Taxation         any directive, statute, enactment, law or regulation,
         Statute"          wheresoever enacted or issued, coming into force or
                           entered into providing for or imposing any Taxation, including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same;

        "Taxation"         (a)      all forms of taxation, including any charge,
        or "Tax"                    tax, duty, levy, impost, withholding or
                                    liability wherever chargeable imposed for support of national, state, federal, municipal or local government or any other person and whether of the United Kingdom or any other jurisdiction; and

                           (b) any penalty, fine, surcharge, interest, charges or costs payable in connection with any taxation within paragraph (a) above;

         "VAT"             value added tax;

         "Vendor's         Deloitte & Touche;
         Auditors"

         "Vendor's Group"  the Vendor, its subsidiaries (but excluding the
                           Group), any holding company of the Vendor and all subsidiaries of any such holding company from time to time;

         "Vendor's         Cleary, Gottlieb, Steen & Hamilton of 55 Basinghall
         Solicitors"       Street, London, EC2V 5EH; and

         "Warranties"      the warranties set out in Schedule 3.

1.2 References in this Agreement to recitals, Schedules and Clauses are to recitals and Schedules to and Clauses of this Agreement, and references in this Agreement to numbered paragraphs are to numbered paragraphs of the Clause in which such reference is made or otherwise of the Schedules to this Agreement, unless specified otherwise.

1.3 The table of contents and headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.4 References in this Agreement to any statute, statutory provision or EC Directive include a reference to such statute, statutory provision or EC Directive as from time to time amended, modified, re-enacted, extended, consolidated or replaced

         (whether before or after the date of this Agreement) and to any subordinate legislation made from time to time under such statute, statutory provision or EC Directive, provided that the liability of the parties hereunder shall not be increased by this Clause 1.4.

1.5 References to this Agreement or to any other document include a reference to this Agreement or such other document as varied, amended, modified, novated or supplemented from time to time.

1.6 References to persons include individuals, bodies corporate, associations, partnerships, trusts or agencies, whether or not having a separate legal personality.

1.7 References to the word "include" or "including" are to be construed without limitation.

1.8      Reference to times of the day are to London time.

1.9 References to "writing" or "written" include faxes and any permanent form of visible reproduction of words but exclude e-mail or any other method of sending words by electronic transmission to a visual display unit.

1.10 References to any English legal term for any action, remedy, proceeding, document, court, official, status, concept, state of affairs or thing include, in respect of any jurisdiction other than England, a reference to the nearest equivalent in such jurisdiction to the English term.

1.11 References to a document in the agreed terms mean in the form agreed between the Vendor and the Purchaser signed by or on behalf of each of them for the purposes of identification.

1.12 The words "company", "subsidiary", "subsidiary undertaking" and "holding company" have the same meanings in this Agreement as defined in the Act.

1.13 In this Agreement, any undertaking by a party not to do or to omit to do any act or thing includes an undertaking not to allow, cause or assist in the doing of or omission of such act or thing.

1.14 In Schedule 3, references to the Company shall be deemed to include a corresponding reference to the Subsidiaries and each of them severally and references to the Accounts are to those of the Company or the relevant Subsidiary, as the case may be.

2.       SALE AND PURCHASE OF SHARES

         SALE AND PURCHASE

2.1 Upon and subject to the terms and conditions of this Agreement, the Vendor hereby agrees to sell, and the Purchaser agrees to purchase the Shares free from all Encumbrances and together with all rights and advantages which are at the date of this Agreement or at any time hereafter attached to the Shares (including the right to receive all dividends and distributions declared, made or paid).

         ALL OF THE SHARES

2.2 Neither of the parties hereto shall be obliged to complete the purchase of any of the Shares hereunder unless the sale and purchase of all of the Shares hereunder is completed simultaneously.

         WAIVER OF PRE-EMPTION RIGHTS

2.3 The Vendor hereby waives any rights of pre-emption which it may have under the articles of association of the Company or otherwise.

3.       CONSIDERATION

3.1 The consideration for the sale of the Shares (the "CONSIDERATION") shall be:

         (a)      (pound sterling) 34,145,387; plus

         (b)      any amount due pursuant to Clause 7 (Earn-Out); plus

         (c) any amount due in respect of the Lason Debt pursuant to Clause 3.3; plus

         (d)      any amount due pursuant to Clause 3.4.

3.2 The Consideration payable upon Completion ("THE INITIAL CONSIDERATION") shall be (pound sterling) 34,145,387 to be paid in cash by the Purchaser to the Vendor in accordance with clause 4.7;

3.3 If at any time following Completion demand is made for payment (whether of interest or principal) in respect of the Lason Debt by the holder thereof and any such payment is made (on one or more occasions) then the Purchaser shall forthwith pay to the Vendor as additional consideration for the Shares an amount equal to any such payment or payments (including any payment in respect of the Lason Debt which is made to a Taxation Authority as a result of a withholding or deduction required by law).

3.4      If on any date following Completion (a "Settlement Date") either

         (a) any of the claims to Taxation listed below (the "Listed Claims") are settled with the Inland Revenue and the amount payable in respect thereof is less than the amount set opposite such claim (the "Provisional Amount"); or

         (b) any of the Reliefs (as defined in the Tax Deed) listed below (the "Listed Reliefs") are accepted in whole or in part by the Inland Revenue then further consideration of up to (pound sterling) 700,000 (the "Tax Retention") shall be payable by the Purchaser to the Vendor in respect of the Shares as follows. On each Settlement Date there shall be calculated the amount of the Tax Retention required in respect of the aggregate of Listed Claims remaining unsettled and the Listed Reliefs remaining unaccepted ("Residual Amounts") (which shall not exceed the amounts set out below) by reference to the Relevant Percentage thereof. For such purpose "unsettled" means that no final agreement has been reached in writing with the Inland Revenue of the corporation tax computation to which the Listed Claim relates; and "unaccepted" means that no final agreement has been reached with the Inland Revenue of the corporation tax computation to which the Listed Relief relates as to the amount (if any) of the Listed Relief which will give rise to a reduction in the amount of Taxation payable by the company making the claim or reducing the amount of Taxation payable by another UK group company to be acquired by the Purchaser by way of the surrender of the Relief. PROVIDED, however, that for these purposes final agreement in writing shall be deemed to have been reached where the period during which the Inland Revenue may question the relevant computation has expired without any such question being raised. In addition, in determining whether final agreement has been reached, the rights of the Inland Revenue under Section 29 of the Taxes Management Act 1970 and under paragraph 41 of Schedule 18 of the Finance Act 1998 shall be ignored. For such purpose, the "Relevant Percentage" shall be calculated as follows:

                         Residual Amounts                    Relevant Percentage
                         ----------------                    -------------------
            (pound sterling) 0 -(pound sterling) 100,000             100%
          (pound sterling) 100,000 -(pound sterling) 810,000           X
                     (pound sterling) 810,000                         86%


         where x = 86  +  (     810,000 - Residual Claims x 14  )
                                -------------------------
                          (     710,000                         )

         Within five Business Days of each Settlement Date, the Purchaser shall pay to the Vendor a sum equal to the difference between the original Tax Retention of (pound sterling) 700,000 and the Tax Retention as adjusted pursuant to this clause less the aggregate of:

                  (i) the sum of the amounts paid (including interest and penalties thereon) to the appropriate Taxation Authority in respect of the Listed Claim but not exceeding the Provisional Amount in respect thereof;

                  (ii) the amount of any Listed Relief which has been disallowed (including interest and penalties arising on additional Taxation becoming payable by any of the companies to be acquired by the

                           Purchaser as a result of any disallowance of the Listed Relief) but not exceeding the Provisional Amount in respect thereof; and

                  (iii) the sum of all amounts (excluding amounts in respect of interest) previously paid to the Vendor pursuant to this clause;

         plus interest at the Agreed Rate from the date of Completion. Any amount which is not settled in accordance with this clause shall bear interest at the Agreed Rate plus three per cent from the due date for payment.

         Listed Claims                               Provisional Amounts
         -------------                               -------------------
         Transfer Pricing                          (pound sterling) 300,000


         Listed Reliefs
         --------------

         Relief for 1999 Transaction costs         (pound sterling) 246,000

         Write-down of ESOP loan                   (pound sterling) 264,000

4.       COMPLETION

         COMPLETION DATE

4.1 Subject to the satisfaction of the obligations set out in this Clause 4, Completion shall take place at the offices of the Vendor's Solicitors immediately after execution of this Agreement.

         DELIVERY OF DOCUMENTS ETC. BY THE VENDOR

4.2 On or before Completion, the Vendor shall deliver or make available to the Purchaser:-

         (a) a certified copy of a consent in lieu of a special meeting of the board of the Vendor at which this Agreement and the transactions and documents referred to herein are approved and this Agreement and such documents are executed;

         (b) a duly executed transfer of the Shares in favour of the Purchaser or its nominees (as the Purchaser may direct) together with the relevant share certificates;

         (c) written resignations in the agreed terms of each of the Directors and of the company secretary of the Company from their respective offices with the Company, such resignations to take effect from the end of the board meeting referred to in Clause 4.3;

         (d) written resignations in the agreed terms of Deloitte & Touche, the auditors of the Company and of each of the Subsidiaries, such resignations to take effect from the end of the board meetings referred to in Clauses
              4.3 and 4.4 (as the case may be);

         (e) an irrevocable power of attorney in the agreed terms duly executed by the Vendor in favour of the Purchaser and/or its nominees (as the Purchaser may direct) to enable the same to exercise all voting and other rights attaching to the Shares (including the right to appoint proxies) pending registration as the holder(s) thereof;

         (f) statutory books and minute books of the Company and each of the Subsidiaries duly written up to date;

         (g) certificates of title in the agreed terms relating to the Properties and prepared by Sprecher Grier Halberstam, Anderson & Fyfe and PCL Services;

         (h)  the Bank Release;

         (i) (subject to compliance with Clause 4.5) the Tax Deed, duly executed by the Vendor; and

         (j) evidence that the sum of (pound sterling) 445,387-11 (being $639,130-50 converted at a rate of (pound sterling)/$1.435) was paid to MR Technology Limited in consideration of the sale of Memex Information Holdings Limited.

         BOARD MEETING OF THE COMPANY

4.3 On or before Completion, the Vendor shall procure that there shall be held a meeting of the board of the Company at which:-

         (a) the resignations of each of the Directors and of the company secretary referred to in Clause 4.2(c) shall be accepted and such persons as the Purchaser shall nominate shall be appointed as the directors of the Company and as the company secretary of the Company, with effect from the end of such board meeting;

         (b) the resignation of the auditors referred to in Clause 4.2(d) shall be accepted and PricewaterhouseCoopers shall be appointed as the auditors of the Company with effect from the end of such board meeting;

         (c) the transfer of the Shares referred to in Clause 4.2(a) shall be approved for registration, subject only to the same being duly stamped (which shall be at the expense of the Purchaser); and

         (d) all existing instructions and authorisations to bankers in respect of the operation of the Company's bank accounts shall be revoked to the extent that they confer authority on persons other than Patrick O'Connor and

              Mark Hooper and replaced with such instructions and authorisations as the Purchaser may require;

         and a certified copy of the minutes of such board meeting shall be delivered to the Purchaser.

         BOARD MEETINGS OF THE SUBSIDIARIES

4.4 On or before Completion, the Vendor shall procure that there shall be held a meeting of the board of each of the Subsidiaries (each of which in this Clause 4.4 shall be referred to as the "SUBSIDIARY") at which:-

         (a) such persons as the Purchaser may nominate shall be appointed as additional directors of the Subsidiary, with effect from the end of such board meeting;

         (b) the resignation of the auditors referred to in Clause 4.2(d) shall be accepted and PricewaterhouseCoopers shall be appointed as the auditors of the Subsidiary with effect from the end of such board meeting; and

         (c) all existing instructions and authorisations to bankers in respect of the operation of the Subsidiary's bank accounts shall be revoked to the extent that they confer authority on persons other than Patrick O'Connor and Mark Hooper and replaced with such instructions and authorisations as the Purchaser may require;

         and a certified copy of the minutes of such board meeting shall be delivered to the Purchaser.

         CONSENT OF THE VENDOR

4.5 On or before Completion a consent in lieu of a special meeting of the board of the Vendor shall be obtained providing for:-

         (a) this Agreement and the transactions and documents referred to herein to be approved and this Agreement and such documents to be executed; and

         (b)  the Tax Deed to be approved and executed as a deed of the Vendor,

         and a certified copy of such consent shall be delivered to the Purchaser.

         BOARD MEETING OF THE PURCHASER

4.6 On or before Completion there shall be held a meeting of the board of the Purchaser at which:-

         (a) this Agreement and the transactions and documents referred to herein shall be approved and this Agreement and such documents shall be executed by the Purchaser;

         (b) the Tax Deed shall be approved and executed as a deed of the Purchaser,

         and a certified copy of the minutes of such board meeting shall be delivered to the Vendor.

         COMPLETION

4.7      Subject to compliance with Clauses 4.2 to 4.5, the Purchaser shall:-

         (a) by electronic transfer for same day value, pay the Initial Consideration as follows:-

              (i) the sum of (pound sterling) 2,902,387 shall be paid by the Purchaser into the account of the Vendor's Solicitors; and

              (ii) the sum of (pound sterling) 31,243,000 shall be paid by the Purchaser into the account of Norton Rose at The Royal Bank of Scotland, London City Office, a/c no. 16122869, sort code 15-10-00.

         (b) deliver to the Vendor the Tax Deed, duly executed by the Purchaser; and

         (c) deliver to the Vendor a certified copy of the minutes of meetings of the boards of the Purchaser and Guarantor, at which:-

              (i) this Agreement and the transactions and documents referred to herein are approved and this Agreement and such documents are executed; and

              (ii) the Tax Deed is approved and executed as a deed of the Purchaser.

         (d) deliver to the Vendor an opinion of Allen & Overy, Amsterdam in the agreed terms.

4.8 Receipt of funds in accordance with Clause 4.7(a) shall constitute a good discharge of the Purchaser in respect of the payment of the Initial Consideration due pursuant to Clause 3.1 but not, for the avoidance of doubt, in respect of the Purchaser's obligations under Clauses 3.3 and 3.4 or 7.

5.       WARRANTIES

         WARRANTIES

5.1 In relation to the Company and each of the Subsidiaries, the Vendor warrants to the Purchaser in the terms of the Warranties, subject as provided in this Agreement.

         RELIANCE UPON WARRANTIES

5.2 The Purchaser has entered into this Agreement upon the basis of, and in reliance upon, the Warranties.

         SEPARATE WARRANTIES

5.3 Each of the Warranties set out in Schedule 3 shall be separate and independent and shall not be limited by reference to any other Warranty.

6.       LIMITATION OF VENDOR'S LIABILITY

         TIME LIMITATIONS

6.1 The Vendor shall have no liability in respect of any claim under the Warranties unless:-

         (a) the Purchaser shall have served on the Vendor a written notice of such claim on or before:-

              (i) the expiry of the 18 month period from the date of Completion of this Agreement; or

              (ii) in the case only of any claim under the Tax Warranties, the seventh anniversary of the date of Completion of this Agreement,

              which notice gives all material details of such claim as are then known to the Purchaser together with the Purchaser's bona fide estimate of the amount of such claim; and

         (b) legal proceedings in respect of such claim shall have been commenced against the Vendor within six months of the expiry of the relevant period referred to in clause 6.1(a), or such claim shall have been satisfied, settled or withdrawn prior to the expiry of such six month period (and, for the purposes of this paragraph (b), legal proceedings shall be deemed not to have commenced unless they shall have been properly issued and validly served on the Vendor).

         QUANTUM

The Vendor shall have no liability in respect of any claim under the Warranties and/or the Tax Deed:-

unless and until the amount of such claim, when aggregated with the amount of any other claim(s) made by the Purchaser under any of the Warranties and/or the Tax Deed which claims are based on essentially the same or similar facts, exceeds (pound sterling) 10,000; and

         (c) unless and until the amount of such claim, when aggregated with the amount of any other claim(s) made by the Purchaser under any of the Warranties and/or the Tax Deed (or which would have been made but for the provisions of this Clause 6.1(c), but excluding always any claims to which Clause 0 applies) exceeds (pound sterling) 500,000, in which event the Vendor's liability in respect of such claim(s) shall not be limited to the excess and the whole amount of such claim(s) shall be recoverable in full.

6.2 The aggregate amount of the Vendor's liability under the Warranties and the Tax Deed shall not exceed (pound sterling) 25,000,000.

         DISCLOSURE

6.3 The Purchaser shall not be entitled to claim that any fact, matter or circumstance causes any of the Warranties to be breached if it is fairly disclosed in the Disclosure Letter or this Agreement.

6.4 Any matter contained or referred to in the Disclosure Letter which is expressed therein to relate only to particular Warranties or categories of Warranties shall not limit the scope of such disclosure which shall be considered to be disclosed for all purposes of this Agreement and not merely for the Warranties specifically referred to.

         PURCHASER'S KNOWLEDGE

6.5 The Purchaser represents and warrants that it has no knowledge of any fact, matter or circumstance which would constitute a breach of any of the Warranties at the date hereof and which has not been fairly disclosed in the Disclosure Letter or this Agreement.

         ACTS OF PURCHASER

6.6 The Vendor shall have no liability under the Warranties in relation to any claim to the extent that such claim would not have arisen but for:-

         (a) any act, omission, transaction or arrangement made by or on behalf of, or with the written consent of, the Purchaser or any of its Affiliates, on or after Completion and whether pursuant to this Agreement or otherwise;

         (b) any admission of liability by the Purchaser or any of its Affiliates made in breach of the provisions of this Agreement after Completion; or

         (c) any reorganisation or change in ownership of the Purchaser or any of its Affiliates, or any change by any such company in the accounting basis on which its assets are valued or the accounting basis, method, policy or practice on which its accounts are prepared, after Completion (unless such change is required to comply with relevant laws and regulations applicable to the Company and the Subsidiaries which existed at Completion).

6.7 The Vendor shall have no liability under those Warranties set out in paragraph ERROR! REFERENCE SOURCE NOT FOUND. of Schedule 3 (Environmental Warranties) in relation to any claim to the extent that such claim would not have arisen but for the Purchaser or any of its Affiliates making a notification or other disclosure to any authority or other person, save as required under Environmental Laws.

         PROVISIONS

6.8 The Vendor shall have no liability under the Warranties in relation to any claim to the extent that allowance, provision or reserve in respect thereof shall have been made in, or otherwise taken account of or reflected in (whether in the calculation of creditors or debtors or otherwise) the Accounts or to the extent that the Purchaser is compensated by virtue of allowance, provision or reserve in respect thereof being made in, or otherwise taken account of or reflected in the Earn-Out Accounts.

         RETROSPECTIVE LEGISLATION

6.9 The Vendor shall have no liability under the Warranties in relation to any claim to the extent that such claim arises from or would not have arisen but for:-

         (a) a change in the law enacted, a change or withdrawal of any extra-statutory concession or other agreement or arrangement granted by or made with any governmental or regulatory authority or a change in any generally accepted interpretation or application of any legislation;

         (b) any increase in the rates of taxation made, or any retrospective imposition of taxation by a change in the law enacted, after the date hereof; or

         (c) (unless such change is required to comply with relevant laws and regulations applicable to the Company and the Subsidiaries which existed at Completion) any change in generally accepted accounting policies or practices introduced, after the date hereof.

         LIABILITY TO PAY A CLAIM

6.10 The Vendor shall not be liable to make any payment under the Warranties until the Company or other member of the Group has become finally liable to make payment in respect of the corresponding liability.

         FORECASTS

6.11 Without prejudice to Clause 21, the Purchaser acknowledges and agrees that the Vendor makes no warranty as to the accuracy of any forecasts, estimates, projections, statements of intent provided to the Purchaser (howsoever provided) on or prior to the date of this Agreement or in the Disclosure Letter or in the documents provided to the Purchaser or its advisers, in the course of the Purchaser's due diligence exercise.

         NO MULTIPLE RECOVERY

6.12 In the event that the Purchaser is entitled to claim under the Warranties or under the Tax Deed in respect of the same subject matter, the Purchaser may claim under either but payments made under the Warranties shall pro tanto satisfy and discharge any claim which is capable of being brought in respect of the same subject matter under the Tax Deed and payments made under the Tax Deed shall pro tanto satisfy and discharge any claim which is capable of being brought in respect of the same subject matter under the Warranties.

6.13 The Purchaser shall not be entitled to recover damages from the Vendor or otherwise obtain reimbursement or restitution from the Vendor more than once in respect of the same loss unless the amounts recovered are not sufficient to compensate for the entire damage or loss.

6.14 If, in respect of a matter giving rise to a claim under the Warranties, the Purchaser or any of its Affiliates is or may be entitled to claim under any policy of insurance, then the Purchaser shall not make any claim in respect of such matter under the Warranties (but shall notify the Vendor of the claim in accordance with Clause 6.18) unless and until the Purchaser or its Affiliate (as the case may be) shall have made a claim against the insurers and used all reasonable endeavours to pursue such insurance claim. Any sums recovered under such insurance policies less the net present value of any consequential increases in insurance premia shall pro tanto reduce the amount that may be claimed in respect of the same matter under the Warranties.

6.15 Without prejudice to Clause 6.14, if, in respect of a matter giving rise to a claim under the Warranties, the Purchaser or any of its Affiliates is or may be entitled to claim from another person, then the Purchaser or its Affiliate (as the case may be) shall make a claim against such other person and use all reasonable endeavours to pursue such claim (provided that the Purchaser or its Affiliate (as the case may be) shall not be required to commence legal proceedings where it has validly assigned all of its rights against such person in relation to such claim to the Vendor and the Vendor is entitled to the same benefits in respect of such rights and their enforcement as the Purchaser or its Affiliate (as the case may be)). Any sums recovered from such other person by the Purchaser or any of its Affiliates shall pro tanto reduce the amount that may be claimed in respect of the same matter under the Warranties.

6.16 Without prejudice to Clauses 6.14 and 6.15, if the Vendor pays to or for the benefit of the Purchaser or any of its Affiliates an amount in satisfaction of a claim by the Purchaser under the Warranties or under any other provision of this Agreement or any other document referred to herein and the Purchaser or its Affiliate (as the case may be) subsequently recovers or receives from another person any sum in respect of the matter giving rise to the claim, the Purchaser shall thereupon pay to the Vendor an amount equal to the lesser of:-

         (a) the amount paid by the Vendor in satisfaction of the claim under the Warranties; and

         (b) the sum received from such other person, after deduction of any cost, liability (including liability to Tax) or expense falling to the Purchaser or its Affiliate (as the case may be) in respect of such sum and except to any extent that the liability of the Vendor in respect of such claim was reduced to take account of such sum;

         unless (and to the extent that) the aggregate of (a) and (b) would not entirely cover the loss or damage incurred by the Purchaser or its Affiliates.

         DETERMINATION OF LOSS

6.17 For the purposes of determining the amount for which the Vendor is or may be liable for any claim under the Warranties, there shall be taken into account and credit shall be given for the amount by which at the date of such claim (and in respect of the matter or circumstance giving rise to such claim):-

         (a) any liability of the Company or any member of the Group included in the Accounts has been discharged or satisfied below the amount attributed in respect thereof in the Accounts;

         (b) any contingency provided for in the Accounts has been ascertained and proved to have been over-provided for in the Accounts;

         (c) any Tax (other than VAT) paid by the Company or any member of the Group in respect of any period ended on or before the Balance Sheet Date has been refunded as being in excess of its actual liability to tax in that period; and

         (d) any saving of Tax or other benefit which might be obtained by the Company or any member of the Group by reason of the matters giving rise to the claim.

         CONDUCT OF CLAIMS

6.18 The Purchaser shall as soon as practicable inform the Vendor in writing of any fact, matter, event or circumstance (in this Clause 6.18, a "POTENTIAL CLAIM") which comes to its or any of its Affiliates' attention and which will or might give rise to a claim under the Warranties and shall:-

         (a) consult with the Vendor as to the manner in which any such Potential Claim might be avoided, resolved or compromised, giving reasonable weight and consideration to proposals for the same made by the Vendor;

         (b) inform the Vendor of the progress of any actions and proceedings relating to any such Potential Claim;

         (c) use all reasonable endeavours to mitigate any loss suffered by it or any of its Affiliates in respect of any such Potential Claim.

6.19 The Purchaser shall be entitled at any stage and at its sole discretion to settle any Potential Claim (as such term is defined in Clause 6.18);

         REDUCTION OF CONSIDERATION

6.20 Any payment made by the Vendor in respect of any claim under the Warranties shall be deemed to be a reduction of the consideration payable for the Shares as set out in Clause 3.

         FRAUD ETC.

6.21 The provisions of Clauses 6.1, 0 and 6.2 shall not apply to any claim under any of the Warranties if such claim is the consequence of fraud or willful concealment on the part of the Vendor.

7.       EARN-OUT

7.1 As further consideration for the sale of the Shares, the Purchaser shall subject to the terms of this Agreement pay to the Vendor a sum (the "DEFERRED CONSIDERATION") calculated as follows:

         (a) if the EBIT for the Financial Period is (pound sterling) 4,600,000 or less, no Deferred Consideration shall be due;

         (b) if the EBIT for the Financial Period is (pound sterling) 4,900,000 or more, the Deferred Consideration shall be (pound sterling) 2,150,000;

         (c) if the EBIT for the Financial Period is greater than (pound sterling) 4,600,000 and less than (pound sterling) 4,900,000, then the Deferred Consideration shall be calculated on a basis of (pound sterling) 7.17 per (pound sterling) 1 that the EBIT for the Financial Period exceeds (pound sterling) 4,600,000, but so that the Deferred Consideration will not in any event exceed (pound sterling) 2,150,000.

         The Deferred Consideration shall be payable within five Business Days of its agreement or determination and shall bear interest at the Agreed Rate from Completion.

7.2 The Vendor and the Purchaser shall comply with their respective obligations in Schedule 7 with regard to the preparation of the Earn-Out Accounts. The Purchaser shall deliver to the Vendor copies of quarterly management accounts in respect of the three month period to 30 June, 30 September and 31 December within 30 days of the relevant period end.

7.3 For the purposes of this Clause 7, "EBIT" in respect of the Financial Period means the earnings of the Group before interest and taxation, on a consolidated basis, as derived from the Earn-out Accounts and as agreed or determined pursuant to this Clause 7 and Schedule 7 and specifically:-

         (a) before any deduction of corporation tax or other taxes on income or gains;

         (b) before interest payable and similar charges (but after finance lease charges) and interest receivable and similar income (including currency exchange rates adjustments);

         (c)  before amortization of goodwill;

         (d) excluding non recurring or one-off costs and income (and in particular restructuring costs) in each case not arising out of the ordinary course of trading (including, in particular, any write-down of the Lason Debt); and

         (e)  after adjustment in accordance with Clause 7.4.

7.4 The adjustments referred to in Clause 7.4(e) above are the adding back (to the extent not already added back) to the figure which would otherwise be the EBIT, each of the following:-

         (a) all management charges, expenses and outgoings (howsoever described or determined) made or imposed on any member of the Group by the Purchaser or any Affiliate of the Purchaser to the extent that the same are not charged on an arm's length basis for services provided to the Group;

         (b) all legal, accounting, financial and actuarial fees and expenses incurred by members of the Group relating to the calculation of the payments pursuant to this Clause 7;

         (c) an amount equal to the aggregate of all discounts or other deductions or allowances or other favourable terms allowed by any members of the Group on transactions with the Purchaser or any Affiliate of the Purchaser insofar as not allowed to other customers (in respect of transactions under which products or services are supplied by any members of the Group to the Purchaser or any Affiliate of the Purchaser);

         (d) an amount equal to the aggregate of all amounts by which the sums charged to any member of the Group by the Purchaser or any Affiliate of the Purchaser in respect of the supply of products or services by the Purchaser or any Affiliate of the Purchaser are in excess of sums charged in respect of such supplies to any other person;

         (e) the amount by which EBIT is less than it would have been as a result of any breach of this agreement by the Purchaser;

         (f) changes to the accounting policies or practices of the Group following Completion;

         (g) all cash and expenses related to this Agreement and the transactions contemplated hereby; and

         (h) any bonuses of the Group's employees not provided for in the budgets or forecasts for the Financial Period attached hereto or in the respective employment or service agreements.

         PROVIDED however that there shall be excluded from EBIT those revenues (up to (pound sterling) 1 million) and direct costs attributable thereto which are derived from goods or services provided by the Company or the Subsidiaries to the Purchaser or its Affiliates.

8.       PURCHASER'S WARRANTIES

8.1 The Vendor has entered into this Agreement upon the basis of, and in reliance upon, the Purchaser's Warranties and the Purchaser undertakes to indemnify the Vendor from and against all losses, damages, liabilities, costs and expenses made, suffered or incurred by the Vendor directly or indirectly as a result of or in relation to any breach of the Purchaser's Warranties.

8.2 Each of the Purchaser's Warranties shall be separate and independent and shall not be limited by reference to any of them or any other provision in this Agreement.

9.       INTRA-GROUP DEBTS AND GUARANTEES

9.1 The Vendor covenants with the Purchaser that at the date of Completion there will be (a)no amounts owed between, on the one hand, any member of the Vendor's Group and, on the other, any member of the Group, except for the Lason Debt and (b) no guarantees or contractual obligations outstanding between, on the one hand, any member of the Vendor's Group and, on the other, any member of the Group, except as set forth in Schedule 9. The Vendor undertakes to pay to the Company any amount claimed by any of those companies shown in the attached list headed "Dormant Companies" claimed by any of them against the Company or any of the Subsidiaries.

9.2 The Purchaser, for itself and its successors and assigns, covenants that, at any time and from time to time on or after Completion, it will execute and deliver all such instruments of assumption and acknowledgements or take such other action as the Vendor may reasonably request in order to effect the release and discharge in full of any guarantee given by any member of the Vendor's Group to any person (including any member of the Group) in respect of any obligation or liability of any member of the Group (brief particulars of which are set out in Schedule 9) and the Purchaser's assumption of, and the substitution of the Purchaser as the primary obligor in respect of, each such guarantee in each case on a non-recourse basis to the Vendor's Group. Pending such release and discharge, the Purchaser hereby agrees with the Vendor (on behalf of itself and each member of the Vendor's Group) that it will assume and pay and discharge when due, and indemnify each member of the Vendor's Group against, all such guarantees.

10.      PURCHASER'S UNDERTAKINGS

10.1 The Purchaser acknowledges and agrees on behalf of itself and its Affiliates that, for the avoidance of doubt, nothing in this Agreement shall operate as an agreement to transfer (nor shall transfer) any right title or interest in any trade mark, house mark or company name to the extent it contains or consists of the word "Lason" or in any other mark in which that element appears or the word "Lason" in the translational or transliteral form appears (together, the "LASON MARKS"). The Purchaser agrees that within 90 days of the date hereof it shall procure that the name of each Group Company which includes the word "Lason" shall be changed so as to omit that word and further agrees that it will procure that within six months of the date of Completion the Lason Marks will be removed from all signage, stocks, sales literature or other promotional material and all other assets whatsoever of the Purchaser and each of its Affiliates and the Purchaser agrees that neither it nor any of its Affiliates will use the Lason Marks or any signage, stocks, sales literature or other promotional literature bearing or containing a Lason Mark nor shall the Purchaser or any of its Affiliates hold itself out as being part of or in any way connected with the Vendor's Group. In connection therewith, the Vendor hereby grants to the Purchaser and its Affiliates a non-exclusive royalty free licence to use the Lason Marks for a period of six months from Completion solely for the purpose and to the extent necessary to perform its obligations under this Clause ERROR! REFERENCE SOURCE NOT FOUND..

10.2 The Purchaser agrees and undertakes that (in the absence of fraud) it has no rights against and shall not make any claim against any employee, director, agent, officer or adviser of any member of the Vendor's Group on whom it may have relied before agreeing to any term of this Agreement or any other document or agreement referred to herein or entering into this Agreement or any other agreement or document referred to herein including, without prejudice to the generality of the foregoing, any such persons as are named in the definition of "so far as the Vendor is aware" in Clause 1.1.

10.3 The Purchaser undertakes that as soon as practicable following Completion it shall procure that Lason Information Management Limited (subject to complying with the provisions of Section 155 Companies Act 1985 to the extent necessary) assigns to the Purchaser the benefit of the Lason Debt.

10.4 Forthwith following Completion the Purchaser shall procure that Lason Limited transfers the entire issued share capital of MR Technology ("MRTL") to Lason Information Management Limited ("LIML"), that forthwith thereafter the members of MRTL pass a resolution putting MRTL into voluntary liquidation and that prior to 31 December 2001 MRTL shall make a distribution of all or substantially all of its assets in that liquidation. The Purchaser further agrees that it shall procure that LIML does not cease to trade prior to 31 December 2001 nor allow its current accounting period to be shortened so as to expire on a date falling prior to 31 December 2001.

10.5 The Purchaser undertakes to procure that each Group Company which provides services to members of the Vendor's Group shall continue to provide such services for a period of two years following Completion at those prices on which such services are presently provided in respect of volumes not exceeding those presently undertaken.

10.6 The Purchaser undertakes to ensure that members of its group consider in good faith whether or not to purchase services from the Vendor's Group in the United States, where such services can be provided by members of the Vendor's Group on terms which are competitive with those presently offered to the Purchaser's Group by third parties.

10.7 The Purchaser shall procure that for a period of 90 days from Completion members of the Group provide at no cost those accounting services to Memex Information Holdings Limited and DPTS Limited as are presently provided.

10.8 The Purchaser shall forthwith following Completion procure that the agreement by which a Group Company is entitled to exhibit at the London On Line Show is assigned at no cost to the Vendor or its nominee.

10.9 The parties shall co-operate in completing the assignment for (pound sterling) 1.00 of the Property at Unit 2.02 Crayfields Industrial Estate, St. Paul's Cray, Kent to MR-DPTS Limited.

11.      VENDOR'S COVENANTS

11.1 The Vendor covenants with the Purchaser and each Group Company that it shall not and shall procure that no member of the Vendor's Group shall (except with the written consent of the Purchaser):

         (a) for a period of two years from Completion carry on or be employed, engaged, concerned or interested within the United Kingdom in any business which is of the same or similar type to the business of information management including data capture, entry and output whether physical, electronic or otherwise as is now carried on by the Group and which is competitive or likely to be competitive with the same, save through the holding or being interested in, for investment purposes only, not more than five per cent of any class of the issued share capital of any company which shares are listed on a recognised investment exchange (as defined in the Financial Services Act 1986);

         (b) for a period of two years from Completion induce or attempt to induce any supplier of the Company or any of its Subsidiaries to cease to supply, or to restrict or vary the terms of supply, to the Company or any of its Subsidiaries;

         (c) for a period of three years from Completion induce or attempt to induce any director or senior employee of the Company or any of its Subsidiaries to leave the employment of the Company or any of its Subsidiaries; or

         (d) make use of or disclose or divulge to any third party any information of a secret or confidential nature in relation to the Company or any of its Subsidiaries.

         PROVIDED THAT nothing in this Clause 11.1 shall restrict sales representative(s) of the Vendor's Group from selling electronic publishing services for the digitizing of books previously produced by traditional methodologies on a scale not materially different from that presently conducted.

11.2     Clause 11.111.1(d) shall not extend to:-

         (a) any information which is or enters the public domain other than through a breach of Clause 11.111.1(d); or

         (b) any disclosure required to be made by any applicable law or regulation or any court or governmental, administrative, regulatory or other authority competent to require the same.

11.3 Each of the restrictions in each paragraph or subclause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

11.4 If any of those restrictions is void but would be valid if some part of the restrictions were deleted the restriction in question shall apply with such modification as may be necessary to make it valid.

11.5 The Vendor acknowledges that the above provisions of this clause are no more extensive than is reasonable to protect the Purchaser as the purchaser of the Shares.

11.6 Each Group Company may with the prior written consent of the Purchaser enforce the terms of Clause 11.1 against the Vendor under the Contracts (Rights of Third Parties) Act 1999.

11.7 The consent of each Subsidiary is not necessary for any variation (including any release or compromise in whole or in part of any liability) or termination of this Agreement.

11.8 Following completion of the assignment of the lease held by MR Microrite Systems Ltd, the Vendor shall on request by the Purchaser, accept the transfer of the issued shares of that company and of any other company which has, prior to the date hereof, been struck off the register and which at the date it was struck off was a subsidiary of the Company or any of its Subsidiaries in each case for a consideration of (pound sterling) 1.

12.      SHARE OPTION SCHEME

12.1 Terms defined in the Scheme of Arrangement between the Vendor and the holders of Scheme Shares under section 425 of the Act dated 14th May, 1999 shall have the same meaning in this Clause 12.

12.2 On the exercise of any option under the Microfilm Reprographics Share Option Scheme the Vendor shall:

         (a) in consideration of the payment to the Vendor of the Consideration in accordance with Clause 3 issue to the optionholder exercising such option, such number of shares of Lason Common Stock as such optionholder would have been entitled to had each share in Lason Limited been a Scheme Share at the Scheme Record Time; and

         (b)  notify the Purchaser of any such exercise.

13.      ANNOUNCEMENTS

         RESTRICTIONS ON ANNOUNCEMENTS

13.1 No announcement, statement, press conference or other communication shall be (or be authorised to be) made, released, issued or held by or on behalf of any of the parties hereto or their respective directors, officers, employees, agents or advisers before, on or after Completion concerning this Agreement, or the subject matter or provisions of, or transactions or matters referred to in or contemplated by, or negotiations leading to, this Agreement, save as provided in Clause 13.2.

13.2     Clause 13.1 shall not apply:-

         (a) as may be agreed in writing by the other parties hereto (such agreement not to be unreasonably withheld or delayed); or

         (b) to any announcement required to be made by any applicable law or regulation or court or governmental, administrative, regulatory or other authority provided that such announcement is only made:-

              (i) to the extent required by such law or regulation or court or authority; and

              (ii) (unless prohibited by such law or regulation or court or authority) after being discussed with the non-disclosing parties to the extent reasonably practicable in the circumstances.

14.      GUARANTEE

14.1 In consideration of the Vendor entering into this Agreement with the Purchaser at the request of the Guarantor, the Guarantor irrevocably and unconditionally, as primary obligor:-

         (a) guarantees to the Vendor the full, prompt and complete performance by the Purchaser of all the Purchaser's obligations under or pursuant to clauses 3.3 (Lason Debt), 3.4 (Tax), 9.2 (Indemnity) and 7 (Earn-Out) of this Agreement, including the proper and punctual payment of all sums due and payable by the Purchaser to the Vendor under or pursuant to such clauses when the same shall become due; and

         (b) undertakes with the Vendor that if for any reason whatsoever the Purchaser shall default in the payment of any such sum payable by the Purchaser under or pursuant to this Agreement the Guarantor shall forthwith on demand by the Vendor pay such sum to the Vendor.

14.2 The obligations of the Guarantor under or pursuant to this clause 14 ("the Guarantee") shall not be affected by any act, omission, matter or thing which, but for this Clause 14.2, might operate to release or otherwise exonerate in whole or in part the Guarantor from such obligations, or otherwise reduce, limit or affect such obligations, including:-

         (a) any amendment to or variation of this Agreement or of any other document referred to herein;

         (b) any time, indulgence, waiver or consent at any time given to the Purchaser or any other person;

         (c) any compromise or release of, or abstention from obtaining, perfecting or enforcing in whole or in part any security or other right or remedy whatsoever against the Purchaser or any other person;

         (d) any legal limitation, disability, incapacity or other circumstance relating to the Purchaser or any other person;

         (e) any irregularity, unenforceability or invalidity of any of the obligations of the Purchaser under or pursuant to this Agreement; or

         (f) the dissolution, amalgamation, reconstruction or insolvency of the Purchaser.

14.3 The Guarantee is a continuing guarantee and shall remain in force until all the obligations of the Purchaser under or pursuant to this Agreement have been fully and completely performed, including the payment in full of all sums payable by the Purchaser under or pursuant to this Agreement.

15.      FURTHER ASSURANCE

         FURTHER ASSURANCE

15.1 Without prejudice to any restriction or limitation on the extent of any party's obligations under this Agreement, each of the parties shall from time to time, so far as each is reasonably able to do or procure the doing of, all such acts and/or execute or procure the execution of all such documents in a form reasonably satisfactory to the parties concerned as they may reasonably consider necessary to give the other parties the full benefit of this Agreement.

16.      ASSIGNMENT

         PROHIBITION ON ASSIGNMENT

16.1 Subject to Clause 16.2, no party may, nor purport to, assign, transfer, delegate, sub-contract, mortgage, charge, put into trust or otherwise deal with:-

         (a)  this Agreement;

         (b) all or any of its rights or obligations arising under or out of this Agreement; or

         (c) the benefit of all or any of the other parties' obligations under this Agreement.

         Each party is entering into this Agreement for its benefit and not for the benefit of another person.

         ASSIGNMENT TO AFFILIATES

16.2 The Purchaser shall be entitled, upon giving written notice to the Vendor, to assign all or any of its rights arising under or out of this Agreement to any of its Affiliates; provided that, the Purchaser shall procure that any such Affiliate shall assign such rights or benefits back to the Purchaser immediately prior to its ceasing to be an Affiliate of the Purchaser and written notice thereof shall be given to the Vendor.

17.      VARIATION

         No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each of the parties to this Agreement.

18.      WAIVER

         NO WAIVER BY OMISSION ETC.

18.1 No failure or delay by the parties hereto to exercise any right, power or remedy provided by law or hereunder shall operate as a waiver of the same or of some other right, power or remedy nor shall any partial exercise thereof preclude any further exercise of the same or of some other right, power or remedy. The rights and remedies provided under this Agreement are cumulative and are not exclusive of any rights and remedies provided by law or otherwise, unless otherwise stated in this Agreement.

         WAIVER TO BE IN WRITING

18.2 Any waiver of any right, power or remedy under this Agreement must be in writing and may be given subject to such conditions as the grantor may in its absolute discretion decide. Any such waiver (unless otherwise specified) shall only be a waiver in the particular instance and for the particular purpose for which it was given.

19.      INVALIDITY

19.1 If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:-

         (a) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

         (b) the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Agreement.

20.      CONTINUANCE AFTER COMPLETION

         Save as otherwise provided in this Agreement, any provision of this Agreement, or of any other documents referred to herein, which is capable of being performed after but which has not been performed at or before Completion shall remain in full force and effect notwithstanding Completion.

21.      ENTIRE AGREEMENT

21.1 This Agreement and any documents entered into pursuant hereto constitutes the entire agreement between the parties hereto in relation to the subject matter hereof and supersedes and extinguishes, and each party in entering into this Agreement and such other documents agrees that it does not rely on and shall have no remedy in respect of, all prior drafts and all prior agreements, understandings, undertakings, arrangements, representations and warranties (of any nature whatsoever, of any person whether a party to this Agreement or not and whether written or oral) in relation to such subject matter other than as expressly set out in this Agreement as a Warranty, save that:-

         (a) nothing in this Agreement shall exclude any liability or remedy arising as a result of fraud; and

         (b) the provisions of this clause 22.1 shall not prevent the Purchaser from relying on replies given by or on behalf of the Vendor to the Purchaser or its advisers in respect of enquiries regarding the Properties but the limitations set out in clause 6 shall apply as if such representations were set out in this Agreement.

21.2 Without prejudice to Clause 21.1, the Purchaser acknowledges and agrees with the Vendor (on behalf of itself and each other member of the Vendor's Group) that:-

         (a) it does not rely on and has not been induced to enter into this Agreement or any other agreement or document referred to herein on the basis of any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity, guarantee or commitment of any nature whatsoever (in this Clause 21.2, an "ASSURANCE") made or given by or on behalf of any member of the Vendor's Group or any member of the Group or any of their respective agents, officers, employees or advisers other than those expressly set out in this Agreement or in any document entered into pursuant to this Agreement or, to the extent that it has been, it has (in the absence of fraud) no rights or remedies in relation thereto; and

         (b) no member of the Vendor's Group nor any member of the Group nor any of their respective agents, officers, employees or advisers, has given or made any Assurance other than those expressly set out in this Agreement or in any document entered into pursuant to this Agreement or, to the extent that they have, the Purchaser hereby unconditionally and irrevocably waives (in the absence of fraud) any claim which it might otherwise have had in relation thereto.

21.3 Each of the parties acknowledges and agrees that the only remedy available to it for breach of any provision of this Agreement shall be for damages in breach of contract under the terms of this Agreement and not rescission of this Agreement or damages in tort or under any statute (whether under the Misrepresentation Act 1967 or otherwise) nor any other remedy. Nothing in this Clause 21.3 shall however exclude or limit any liability or remedy arising as a result of fraud.

22.      TIME OF THE ESSENCE

         EXTENSION OF TIME

22.1 Any time, date or period mentioned in this Agreement may be extended by agreement in writing between the parties hereto or otherwise as provided herein.

         TIME OF THE ESSENCE

22.2 Save as extended as set out in Clause 22.1, any time, date or period mentioned in this Agreement shall be of the essence and, if such time, date or period is extended as aforesaid then such extended time, date or period shall be of the essence.

23.      COSTS

         Save as otherwise provided in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and implementation of this Agreement (and the documents referred to herein) with the exception of (pound sterling) 14,120 of the cost of valuation by KPMG of MRDMI and MRDPTS which shall be borne by the Vendor and settled on Completion.

24.      PAYMENTS

         All payments to be made under this Agreement shall be made in full without any set-off or counterclaim and free from any deduction or withholding (except that set-off shall be permitted in respect of any amounts admitted and agreed by the Purchaser and the Vendor (or which cannot reasonably be disputed by the Vendor) or which have been finally settled or determined and except as may be required by law in which event such deduction or withholding shall not exceed the minimum amount which it is required by law to deduct or withhold and the payer shall simultaneously pay to the payee such additional amounts as will result in the receipt by the payee of a net amount equal to the full amount which would otherwise have been receivable had no such deduction or withholding been required).

25.      THIRD PARTY RIGHTS

         Pursuant to Section 1(2) of the Contracts (Rights of Third Parties) Act 1999 (the "CONTRACTS ACT") the parties intend that a person who is not a party to this Agreement has no right under the Contracts Act to enforce any term of this Agreement (save as set forth in Clause 11.6) but this does not affect any right or remedy of a third party which exists or is available apart from the Contracts Act.

26.      NOTICES

         ADDRESSES ETC.

26.1 Any notice or other communication to be given under this Agreement shall be in writing and shall be sent by inland United Kingdom first class pre-paid post (or, if overseas, by pre-paid airmail) or by fax or by courier to:-

         in the case of the Vendor:-

         Lason International, Inc.
         1305 Stephenson Highway,
         Troy, Michigan 48083
         For the attention of Ronald D. Risher
         Fax no:  001-248-585-3184

         in the case of the Guarantor:-

         Koninklijke PTT Post B.V.
         Prinses Beatrixlaan 23
         2595 AK, The Hague, The Netherlands
         For the attention of Pieter Kunz
         with a copy to H.M. Koorstra
         Fax no: 0031-70334-4454

         and in the case of the Purchaser:-

         Project Hurricane Limited
         P.O. Box 99,
         Railway Street,
         Ramsbottom, Bury,
         Lancashire
         For the attention of Gerry Ginty
         Fax no:  0044-1706-826-771

         or to such other address or fax number as either party may from time to time notify to the other in accordance with this Clause 26.

         DEEMED RECEIPT

26.2 Notices sent as set out in Clause 26.1 shall be deemed to have been received:-

         (a) if sent by inland United Kingdom first class pre-paid post, on the second Business Day after the date of posting;

         (b) if sent by pre-paid airmail, on the fifth Business Day after the date of posting;

         (c) if sent by fax, on the day that they are sent (if sent on a Business Day before 4 p.m.) or otherwise on the next Business Day; and

         (d) if sent by courier, at the time that their receipt is signed for, whether or not the person signing for such receipt has authority so to do.

         PROOF OF SERVICE

26.3 In proving service of the notice it shall be sufficient to show that delivery by hand was made or that the envelope containing the notice was correctly addressed and posted or that, in the case of a fax, a transmission report was generated by the sender's fax machine recording a message from the recipient's fax machine confirming that the fax was sent to the number indicated above and that all pages were successfully transmitted.

         APPLICABILITY TO PROCEEDINGS

26.4 Save as provided in Clause 27, the provisions of this Clause 26 shall also apply to the service of any claim form, order, judgement or other document relating to or in connection with any proceeding, suit or action arising out of or in connection with this Agreement.

27.      PROCESS AGENT

         APPOINTMENT OF AGENT

27.1 The Vendor shall at all times maintain an agent for service of process in England in relation to any matter arising out of or in connection with this Agreement. Such agent shall be Andrew Curran of Cleary, Gottlieb, Steen & Hamilton, 55 Basinghall Street, London EC2V 5EH, and service of any claim form, judgement or other notice of legal process shall be sufficiently served on such party if served upon such agent.

         CHANGE OF AGENT

27.2 The Vendor shall inform the other parties in writing of any change in its process agent or the address of its process agent within 14 days of such change. The Vendor shall appoint a new process agent if its original process agent ceases to have an address in England and shall give notice in writing to the other parties of such new process agent within 14 days of its appointment.

         APPOINTMENT OF AGENT

27.3 The Guarantor shall at all times maintain an agent for service of process in England in relation to any matter arising out of or in connection with this Agreement. Such agent shall be Project Hurricane Limited of P.O. Box 99, Railway Street, Ramsbottom, Bury, Lancashire, and service of any claim form, judgement or other notice of legal process shall be sufficiently served on such party if served upon such agent.

         CHANGE OF AGENT

27.4 The Guarantor shall inform the other parties in writing of any change in its process agent or the address of its process agent within 14 days of such change. The Guarantor shall appoint a new process agent if its original process agent ceases to have an address in England and shall give notice in writing to the other parties of such new process agent within 14 days of its appointment.

28.      COUNTERPARTS

         This Agreement may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall be deemed an original, but all the counterparts shall together constitute one and the same agreement.

29.      GOVERNING LAW AND JURISDICTION

         This Agreement shall be governed by and construed in accordance with English law. Any dispute, claim or matter arising under or in connection with this Agreement or the legal relationships established by this Agreement shall be subject to the exclusive jurisdiction of the English courts to which the parties to this Agreement hereby submit.

AS WITNESS whereof the parties have signed this Agreement on the date and year first above written.


Signed by Ronald D. Risher, Director,         /s/ Ronald D. Risher
duly authorised                               -----------------------
for and on behalf of                          Signature
Lason International, Inc.
in the presence of:-

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Witness signature

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Witness name

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Witness address

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Witness occupation



Signed by Pieter Kunz                         /s/ Pieter Kunz
as attorney for                               -----------------------
Koninklijke PTT Post BV                       Signature



in the presence of:-

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Witness signature

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Witness name

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Witness address

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Witness occupation

Signed by Pieter Kunz, Director,              /s/ Pieter Kunz
duly authorised                               -----------------------
for and on behalf of                          Signature
Project Hurricane Limited


in the presence of:-

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Witness signature

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Witness name

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Witness address

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Witness occupation